Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Third Quarter 2010 Financial Results

Signs Cooperation Agreement with Australian Institute of Weight Control (AIWC)

ST. PAUL, Minnesota, October 21, 2010 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three and nine months ended September 30, 2010.

For the three months ended September 30, 2010, the Company reported a net loss of $4.4 million, or $0.59 per share, including research and development expenses of $2.3 million and general and administrative expenses of $1.8 million. For the nine months ended September 30, 2010, the Company reported a net loss of $13.4 million, or $1.81 per share. Operating expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On September 30, 2010, the Company’s cash, cash equivalents and short-term investments together with the remaining proceeds from the Series A Non-Voting Convertible Preferred Stock offering received shortly after September 30, 2010 totaled $13.3 million.

The Company also announced today that it has entered into a cooperation agreement with the Australian Institute of Weight Control (AIWC), a network of bariatric clinics specializing in laparoscopic weight loss surgery and clinical research for the morbidly obese. AIWC will be the first clinics in Australia to implant the Maestro System when it has received approval by the Australian Therapeutic Goods Administration (TGA). In addition to clinical use of the Maestro System, the agreement includes objectives related to support of the commercialization of VBLOC Therapy and the Maestro Rechargeable (RC) System in Australia and worldwide through cooperation in training, accreditation and research.

“The third quarter was an important period for EnteroMedics, as we achieved key financial, regulatory and commercialization objectives in our effort to deliver a safe and effective surgical treatment option for obesity,” said President and Chief Executive Officer Mark B. Knudson, Ph.D. “Clinical data continues to validate our approach, demonstrating VBLOC Therapy’s ability to achieve clinically meaningful weight loss and significant improvements in hypertension and diabetes with no therapy related serious adverse events. Our agreement with the AIWC, Australia’s largest network of bariatric surgical clinics, marks an important step toward the successful commercialization of the Maestro System in a major international market. We remain focused on our commercialization strategy within this market while developing a clinical pathway toward regulatory approval in the U.S.”

Greg S. Lea, Senior Vice President and Chief Financial Officer, added “EnteroMedics recently completed a $6.3 million Series A Non-Voting Convertible Preferred Stock offering, bringing our available cash to $13.3 million. This capital provides us with the continued ability to support multiple ongoing clinical studies and explore commercialization of the Maestro System in key international markets.”

AIWC Cooperation Agreement

Under the cooperation agreement, EnteroMedics has designated AIWC and AIWC Member Clinics as authorized training and implantation centers for EnteroMedics products. The AIWC will work with EnteroMedics to provide research, communications, training and accreditation support related to the Maestro RC System in Australia and other international territories. Further, the two organizations will work toward Australian Therapeutic Goods Administration (TGA) approval of the Maestro RC System and collaborate on subsequent marketing and distribution efforts within this territory. The AIWC will also support EnteroMedics’ efforts in gaining reimbursement for the private sector through the Medical Services Advisory Committee (MSAC) in Australia.

On August 2, 2010, EnteroMedics announced its plans to commercialize the Maestro RC System in Australia and its plans to file an application for approval and listing with the Australian Therapeutic Goods Administration upon receipt of CE Mark certification for the Maestro RC System. EnteroMedics hopes to receive TGA approval during the second half of 2011. The Company continues to explore commercialization opportunities in other markets outside of the United States.

About the AIWC

The AIWC is a network of multi disciplinary weight loss surgical clinics specializing in laparoscopic weight loss surgery for the morbidly obese. It consists of three partner clinics in Adelaide, Perth and Sydney, with expansion plans for other centers in Australia. The AIWC works with public and private organizations to develop treatment platforms for the morbidly obese, striving for continual clinical improvement through leadership research and training programs. The AIWC performed more than 1,250 bariatric procedures in 2009 and has a base of over 7,000 patients. The bariatric surgeons of the AIWC were among the first in the world to implant the Maestro System and have participated in all of EnteroMedics’ clinical studies to date.

About Obesity in Australia

According to the Australian Bureau of Statistics, in 2008 sixty-two percent of all adults in Australia were either overweight (BMI > 25) or obese (BMI > 30). It is estimated that by 2025, 7.2 million Australians could be obese. The Australian Federal Minister has declared obesity a national priority, with obesity related costs exceeding $21 billion annually. Approximately 13,900 bariatric surgeries were performed in Australia in 2008.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ next-generation Maestro RC System). EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 29, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating expenses:
Research and development	$2,342	$4,564	$7,061	$12,420
Selling, general and administrative	1,752	2,702	5,496	6,777

Total operating expenses	4,094	7,266	12,557	19,197

Loss from operations	(4,094)	(7,266)	(12,557)	(19,197)
Other income (expense), net	(291)	(4,742)	(835)	(9,842)

Net loss	$(4,385)	$(12,008)	$(13,392)	$(29,039)

Net loss per share - basic and diluted	$(0.59)	$(2.40)	$(1.81)	$(6.35)

Shares used to compute basic and diluted net loss per share	7,478	5,011	7,391	4,574

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and short-term investments	$12,554	$14,618
Series A non-voting convertible preferred stock proceeds receivable	781	—
Prepaid expenses and other current assets	320	484
Property and equipment, net	937	966
Other assets	151	146

Total assets	$14,743	$16,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$343	$34
Debt	5,832	7,761
Other liabilities	2,860	2,838

Total liabilities	9,035	10,633

Stockholders’ equity	5,708	5,581

Total liabilities and stockholders’ equity	$14,743	$16,214

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